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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Serv-Tech, Inc.:

     We consent to incorporation by reference in the registration statements (Nos. 33-64501, 33-62139, 33-58850 and 33-33378) and the currently effective amendments thereto on Forms S-8 of Serv-Tech, Inc. of our report dated February 16, 1996, relating to the consolidated balance sheet of Serv-Tech, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1995, and all related schedules, which report appears in the December 31, 1995, annual report on Form 10-K of Serv-Tech, Inc.


                                      KPMG PEAT MARWICK LLP


Houston, Texas
March 29, 1996